UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2010

RURBAN FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices) (Zip Code)

(419) 783-8950
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2010, the Board of Directors of Rurban Financial Corp. (the “Company”), upon the recommendation of the Governance and Nominating Committee, elected Timothy J. Stolly as a director of the Company to join the class of directors whose terms will expire at the annual meeting of shareholders in 2012.  Mr. Stolly will serve on the Audit Committee and the Loan Review Committee of the Company’s Board of Directors and will also serve as a member of the Board of Directors of The State Bank and Trust Company.  Mr. Stolly had served on the Company’s Lima Region Advisory Board since 2007.

Mr. Stolly has worked in the insurance industry for over 30 years.  He joined Stolly Insurance Group in Lima, Ohio in 1979 after graduating from the University of Cincinnati and became a co-owner in 1988.  At Stolly Insurance Group, Mr. Stolly sells and services all lines of Property and Casualty Insurance and directly manages the Life, Health and Group Benefit Department. He holds Life, Annuity and Series 6 Licenses and has earned the CPCU, LUTCF and CIC Designations.

Mr. Stolly has served as a Board Member and/or President of various community and professional organizations, including the Lima Allen County Chamber of Commerce, Lima Insurance Board, Lima Area JC’s, Allen County Council on Aging, Lima Noon Optimist, St. Rita’s Hospital Development Committee and Motorist Insurance Group Advisory Board.  He currently serves as a Board Member and President of Lima Interfaith Senior Housing and as a Board Member of the Professional Insurance Agents Association of Ohio.

The Company’s Board of Directors has determined that Mr. Stolly and his immediate family members do not have and have not had any relationships or transactions (and no such relationships or transactions are presently expected) with the Company or any of the Company’s subsidiaries, either directly or indirectly, that (a) would be inconsistent with a determination that Mr. Stolly satisfies the independence standards specified in the applicable rules of The NASDAQ Stock Market and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”), including Rule 10A-3 under the Securities Act of 1934, as amended, or (b) would require disclosure under Item 404(a) of SEC Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: August 25, 2010	By: /s/ Anthony V. Cosentino
Anthony V. Cosentino
Executive Vice President and Chief Financial Officer